MEMORANDUM OF UNDERSTANDING
for the purchase and sale of 100% of the charter capital of "KAZNICKEL" LLP

Almaty, 11 February two thousand nine

We, **BEKEM METALS INC. Company,** incorporated under laws of the State of Utah, Entity No. 4871072-0142 on 31.01.2001 at the address: 324 South 400 West, Suite 225, Salt Lake City, Utah 84101, represented by President Mr. Kudabayev E., acting on the basis of the resolution of the Board of Directors as of 12.12.2007, hereinafter referred to as the "**Party-1**", and

"ERTIS Ferronickel Works" Limited Liability Partnership, certificate of state re-registration No. 1436-1917-27-TOO as of 11.12.2008, registered at the address: Semei, Bespayev Street 10A, represented by General Director Mr. Yuzeyev D., acting on the basis of the Charter, hereinafter referred to as the "**Party-2**", hereinafter jointly referred to as the "**Parties,** have entered into the present Preliminary Contract as follows:

1. Pursuant to article 390 of the RK Civil Code and subject to the execution of a Definitive Agreement, Party-1 undertakes to sell, and Party-2 undertakes to buy in the future the share in the charter capital of "KAZNICKEL" Limited Liability Partnership (certificate of state re-registration No. 782-1917-27- TOO issued on 22.10.2005 by Justice Department of Semei City), located at the address: Semei City, Shkolnaya Street 8(a), in the amount of 100% (one hundred percent) at the price and on the terms and conditions set forth in clauses 2 and 3 of the present Preliminary Contract.
2. The cost of 100%-share under the Definitive Agreement is determined by the Parties in the amount of the participatory interest's nominal value of **91 900 (ninety-one thousand nine hundred) Tenge** in accordance with the "KAZNICKEL" LLP Charter, provided that Party-2 performs its obligations specified in clause 3 of the present Memorandum of Understanding.
3. Party-2 shall repay debts of "KAZNICKEL" LLP towards Party-1 in the amount of **5 000 000 (five million) US Dollars** through providing financial assistance to "KAZNICKEL" LLP which shall be paid by Party-2 in Tenge at the exchange rate of the National Bank of Republic of Kazakhstan at the date of payment.
4. Party-2 is obliged not later than 5 days from the date of signing this Memorandum of Understanding to provide **500 000 (five hundred thousands) US Dollars** to "Kaznickel" LLP as the first part of the financial assistance indicated in the clause 3 of this Memorandum of Understanding which shall be paid by Party-2 in Tenge at the exchange rate of the National Bank of Republic of Kazakhstan at the date of payment.
5. Party-1 guarantees that on the date of delivery of this Memorandum of Understanding the said share in the charter capital of "KAZNICKEL" LLP is free and clear of any lien or encumbrances and is not under any distress or restraint.
6. Party-1 undertakes, after the effective date of this Memorandum of Understanding to provide full access for Party-2 to the documentation of "KAZNICKEL" LLP, and at the request of Party-2 to present any other documentation reasonably required to carry out technical, legal and financial audit of "KAZNICKEL" LLP ("due diligence"), and Party-2 undertakes to carry out due diligence within 7 (seven) working days after submission of a full set of documents by Party-1.
7. If Party-2 takes a favorable decision upon results of due diligence, Party-2 undertakes to submit to Party-1 all documents and information required for submission of an application to obtain authorization for consummation of a transaction to the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (hereinafter the "Authorized Body").
8. Party-1, in its turn, undertakes to submit to Party-2 based on written requests the required documents and information, if necessary, in the manner prescribed by the RK laws in order to obtain authorizations for consummation of a transaction.
9. Party-1, within 3 (three) working days after the day of due diligence completion and submission of a full set of documents by Party-2, undertakes to apply to the Authorized Body with the application on obtaining authorization to transfer 100% of the charter capital of "KAZNICKEL" LLP to Party-2 on the terms and conditions set forth in clauses 2 and 3 of this Memorandum of Understanding.
10. The Parties undertake, within 5 (five) working days after obtaining authorization of the Authorized Body for transfer of 100% - share in the charter capital of "KAZNICKEL" LLP to Party-2, to conclude the Definitive Agreement for the sale and purchase of 100% of the charter capital of "KAZNICKEL" LLP.

11. Party-1 guarantees that "KAZNICKEL" LLP has no liabilities towards third parties, other than that which will be presented in conduct of due diligence, and Party-2 undertakes to conduct the complete and comprehensive due diligence and bears all risks associated with the incomplete or poor quality due diligence conduct.
12. If Party-2 takes a favorable decision upon results of due diligence, Party-2 guarantees that subsequently it will not have any claims to Party-1 in relation to any commitments of "KAZNICKEL" LLP towards tax and other state authorities of the Republic of Kazakhstan. Party-2 confirms that the price of "KAZNICKEL" LLP specified in clauses 2 and 3 thereof includes all rights and obligations of "KAZNICKEL" LLP available on the date of the principal contract's delivery.
13. Within 20 (twenty) working days after signing of the Definitive Agreement, Party-2 shall pay the cost of the share and repay accounts payable of "KAZNICKEL" LLP towards Party-1 through providing the second part of the financial assistance financial assistance to "KAZNICKEL" LLP indicated in the clause 3 of this Memorandum of Understanding in the amount of **4 500 000 (four million five hundred thousands) US Dollars** which shall be paid by Party-2 in Tenge at the exchange rate of the National Bank of Republic of Kazakhstan at the date of payment.
14. Since the Definitive Agreement for the purchase and sale of 100% of the charter capital of "KAZNICKEL" LLP is concluded and considered as a closed transaction if Party-2 provides financial assistance to "KAZNICKEL" LLP as set forth in clauses 3, 4 and 13 thereof, then breach of such condition by Party-2 will result in the automatic termination of the Definitive Agreement irrespective of payment of the share cost by Party-2 under it. The date of termination of this Memorandum of Understanding and/or the Definitive Agreement for the purchase and sale of 100% of the charter capital of "KAZNICKEL" LLP will be a day following the day when the term of financial assistance provision to "KAZNICKEL" LLP as specified in clause 13 thereof by Party-2 expires. The Definitive Agreement shall contain the condition indicated in this clause.
15. Following the conclusion of the Definitive Agreement for the purchase and sale of 100% of the charter capital of "KAZNICKEL" LLP, one copy of the Definitive Agreement is delivered to Party-1 and the second copy of the Definitive Agreement is delivered to Party-2 for fulfillment of the obligations set out in clause 13 of this Memorandum of Understanding.
16. Within 2 (two) working days after making payments in accordance with clause 13 of this Memorandum of Understanding, Party-1 undertakes to deliver to Party-2 originals and notarized copies of the required documents to ensure their registration procedure with the justice, statistics and tax committee bodies due to change of the membership.
17. The Parties assume the liability to maintain the confidentiality of the data concerning the provisions of this Memorandum of Understanding and any information obtained during the due diligence process. "Confidential Information" is any information received during negotiations of or in connection with the subject-matter of this Memorandum of Understanding, the due diligence process or the Definitive Agreement for the purchase and sale.
18. This Memorandum of Understanding is subject to termination in the any of the following events:

18.1. Party-2 is not satisfied with the outcome of the due diligence process,

18.2. Party-2 does not provide the first part of the financial assistance to "KAZNICKEL" LLP in accordance with terms indicated in clause 4 of this Memorandum of Understanding.

18.3. the Authorized Body refuses to issue authorization for transfer to Party-2 of 100% of the charter capital of "KAZNICKEL" LLP on the terms and conditions set out in clauses 2 and 3 of this Memorandum of Understanding,

18.4. the Parties are unable to reach mutual agreement on the terms of the Definitive Agreement within the time period provided in clause 10 of this Memorandum of Understanding.

19. In case of termination of this Memorandum of Understanding due to events indicated in clause 18 of this Memorandum of Understanding, Part-1 is not obliged for any losses incurred by Party-2 due to these events, and Party-2 has the right to demand repayment of the first part of the financial assistance indicated in clause 4 of this Memorandum of Understanding.
20. This Memorandum of Understanding shall become effective after the date of its signature and is valid until the Parties perform their assumed obligations in full.

21. This Memorandum of Understanding is made in the Russian and English languages, in two copies, one for each of the Parties. In case of discrepancies between the versions thereof in the Russian and English languages, the version in Russian will prevail.

Party-1	**Party-2**
BEKEM METALS INC. 324 South 400 West, Suite 225 Salt Lake City, UT 84101	"ERTIS Ferronickel Works" LLP TRN 182 700 234 037 BIN 080 340 015 280 Semei, Bespayev Street 10 A
____________ Kudabayev E.	____________ Yuzeyev D.
BEKEM METALS, INC.	